EXHIBIT 99



CONTACT:  Gregory Haidemenos                          FOR IMMEDIATE RELEASE
          WESTERBEKE CORPORATION
          (508) 823-7677 ext. 240

                  WESTERBEKE REPORTS THIRD QUARTER RESULTS

TAUNTON, MASS., September 9, 2003 - Westerbeke Corporation (NASDAQ:WTBK) announced today the results of its operations for the third fiscal quarter ended July 26, 2003.

Net sales for the quarter ended July 26, 2003 were $5,698,000 compared to $7,783,900 for the quarter ended July 27, 2002, a decrease of 27%. The Company reported a net loss of $230,000, or $0.12 per share, for the quarter ended July 26, 2003, compared to net income of $370,800, or $0.19 per share, for the quarter ended July 27, 2002.

For the nine months ended July 26, 2003, net sales were $15,442,600 compared to $19,887,000 for the nine months ended July 27, 2002. The Company reported a net loss of $708,000, or $0.36 per share, for the nine months ended July 26, 2003, compared to net income of $432,500, or $0.22 per share, for the nine months ended July 27, 2002. Included in the net loss, for the nine-months ended July 26, 2003, as a credit to the Company's tax provision, is a $108,500 credit for research and development expenditures. Included in net income, for the nine-months ended July 27, 2002, as a credit to the Company's tax provision, is a $353,700 credit for research and development expenditures.

For the nine-months ended July 26, 2003, the Company has incurred $408,900 of costs to date associated with the proposed merger with Westerbeke Acquisition Corporation. Due to the uncertainty as to whether the proposed merger transcaction will ultimately be


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completed, the costs incurred to date have been expensed and included in selling, general and administrative expenses.

Westerbeke Corporation designs, manufactures and markets marine engine and air conditioning products intended principally for recreational marine applications.


                           WESTERBEKE CORPORATION
                        COMPARATIVE INCOME HIGHLIGHTS



                                                 Three Months Ended
                                                 ------------------
                                              July 26,         July 27,
                                                2003             2002
                                             ----------       ----------

Net sales                                    $ 5,698,000      $ 7,783,900

Net income (loss)                            $  (230,000)     $   370,800

Income (loss) per common share, basic        $     (0.12)     $      0.19

Income (loss) per common share, diluted      $     (0.12)     $      0.19

Weighted average common shares, basic          1,954,809        1,954,809

Weighted average common shares, diluted        1,954,809        1,989,227



                                                 Nine Months Ended
                                                 -----------------
                                              July 26,        July 27,
                                                2003            2002
                                             ----------       ----------

Net sales                                    $15,442,600     $19,887,000

Research and development credit              $   108,500     $   353,700

Net income (loss)                            $  (708,000)    $   432,500

Income (loss) per common share, basic        $     (0.36)    $      0.22

Income (loss) per common share, diluted      $     (0.36)    $      0.22

Weighted average common shares, basic          1,954,809       1,947,151

Weighted average common shares, diluted        1,954,809       1,981,569


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